Enerpulse Technologies, Inc Closes Bridge Financing

ALBUQUERQUE, NM -- 08/01/16 – Enerpulse Technologies (OTC Pink Sheets: ENPT), a developer and manufacturer of ultra-high performance spark plugs, announced today that it has closed a $402,500 bridge financing (the “Bridge Financing”). The Bridge Financing contemplates a possible a second closing of an additional up to $300,000 by September 27, 2016. Passaic River Capital, LLC acted as lead investor and the board of directors and management participated in the Bridge Financing.

The Company will also seek to raise additional funds in the fourth quarter of 2016 as it prepares to ramp up manufacturing of its patented, natural gas industrial spark plugs.

Craig Porter, Enerpulse’s Chairman stated, “Securing sufficient funding will enable us to complete our ongoing tests with industrial natural gas customers and advance our commercial efforts. This Bridge Financing marks the successful completion of the first step of our funding strategy.”

Pursuant to the terms of the Bridge Financing, the Company issued two tranches of secured convertible promissory notes with an exercise price of $0.01: a $150,000 senior tranche at 10% and a $252,500 subordinated tranche at 15%. In addition, all outstanding warrants with “full ratchet” anti-dilution protection were exchanged for common stock, simplifying the company’s capital structure and preparing it for a growth phase.

The company also secured the right to force conversion of all promissory notes, new and old, if, by the end of calendar 2016, the company raises at least $1.5 million dollars in a qualified financing.

“This is a very good day for Enerpulse.” said Liore Alroy, the Managing Member of Passaic River Capital, LLC. “The company raised cash to fund its operations, substantially reduced the derivative liabilities associated with outstanding warrants, and gained a pathway to settle all of its promissory notes, new and old.”

Mr. Alroy added, “Enerpulse is a great company, and Lou Camilli is the real deal—a bona fide entrepreneur with an almost Edisonian knack for innovation. He and his team of engineers have harnessed a physical phenomenon in useful and elegant forms that have a broad and attractive range of markets. They have dug an IP moat around their technology and those forms, and they continue to deepen and broaden that moat every day. Their operation, though small, is efficient and it delivers a high quality product to the market with very low error rates.”

Mr. Camilli, the Chief Technology Officer and President of Enerpulse Technologies, noted that “our plasma-based, Pulstar plug for automobiles is already proven—DSPORT Performance + Tech Magazine recently tested the plug and, in their July 2016 issue, called it ‘a no brainer’. Now, our plug for natural gas fuels is being actively tested by industrial scale customers who are excited by the real prospect of using Enerpulse plugs to improve engine performance and stability, and to reduce engine downtime, emissions and fuel consumption.”

Bryan Templeton, Chief Financial Officer of the company added, “Enerpulse is on the verge of securing some very large commercial opportunities. Adequate capital is the key element we need for success. With this transaction, the path to raising it has become shorter and clearer.”

About Pulstar Spark Plugs

Pulstar Spark Plugs use an internal capacitor to create an intense nano-second burst of energy upon spark formation, saturating the fuel with combustion enhancing plasma. The ability to produce large amounts of highly-reactive plasma allows Pulstar Spark Plugs to improve ignition and combustion of fuels with high flash-points such as natural gas. Testing of existing Pulstar Spark Plug models in various natural gas fueled engines has shown fuel efficiency gains of up to 2.8%, emissions reduction of up to 8% and increased stability as measured by an improvement in the Coefficient of Variation of Indicated Mean Effective Pressure (CoV of IMEP) of up to 17%.

About ENERPULSE (OTC Pink Sheets ENPT)

Enerpulse Technologies, Inc. is a publicly traded company headquartered in Albuquerque, N.M. Founded in 2004; the company develops and manufactures ultra-high performance, low emissions ignition products through the application of pulse power technology. Enerpulse is currently commercializing a proprietary plasma spark plug technology called n-PAC® that significantly improves the performance, fuel efficiency and emissions of internal combustion engines under the brand name Pulstar® to Automotive OEMs, the natural gas engine market and the commercial car and motorcycle aftermarket. Pulstar is available through more than 12,000 store-based retailers and most major internet-based retailers in North America. For more information on Enerpulse, please call 888-800-6700 or visit www.enerpulse.com.

About Passaic River Capital, LLC

Passaic River Capital is a special situations investment and consultancy business based in New Jersey that provides creative and complete financing solutions to our clients, partners and affiliates.

Safe Harbor / Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Information provided by the Company such as online or printed documents, publications or information available via its website may contain forward-looking statements that involve risks, uncertainties, assumptions, and other factors, which, if they do not materialize or prove correct, could cause its results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” and similar words. These statements may include, among others, plans, strategies, and objectives of management for future operations, marketing and sales; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contact Information

For further information, contact:

Bryan Templeton

Chief Financial Officer

Enerpulse Technologies, Inc.

505-999-2006

btempleton@enerpulse.com